As filed with the Securities and Exchange Commission on May 13, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kenvue Inc.
(Exact name of registrant as specified in its charter)

Delaware	2844	88-1032011
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

199 Grandview Road
Skillman, NJ 08558
(908) 874-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Orlando
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
(908) 874-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas Dolan Michael E. Mariani Matthew G. Jones Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, NY 10001 (212) 474-1000	John B. Meade Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☐
						Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated May 13, 2024
Preliminary Prospectus

182,329,550 Shares
Kenvue Inc.
Common Stock

The selling shareholders identified in this prospectus are offering 182,329,550 shares of the common stock of Kenvue Inc. (“Kenvue”). We are not selling any shares of common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.
All 182,329,550 shares of our common stock that are being offered and sold in this offering are currently held by Johnson & Johnson (“Johnson & Johnson”). We are registering such shares under the terms of a registration rights agreement between us and Johnson & Johnson.
In connection with this offering, Johnson & Johnson is expected to exchange 182,329,550 shares of our common stock for indebtedness of Johnson & Johnson expected to be held by the selling shareholders identified in this prospectus, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. We refer to this exchange between Johnson & Johnson, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as the “debt-for-equity exchange,” and we refer to Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, in their role in the debt-for-equity exchange, as the “debt-for-equity exchange parties,” pursuant to a debt-for-equity exchange agreement expected to be entered into prior to the settlement of this offering. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as the selling shareholders in this offering, would then offer those shares of our common stock to the underwriters in this offering for cash. If consummated, the debt-for-equity exchange would occur on the settlement date of this offering, immediately prior to the settlement of the selling shareholders’ sale of the shares to the underwriters. The consummation of the debt-for-equity exchange is a condition to the settlement of the selling shareholders’ sale of the shares to the underwriters. As a result, the consummation of the debt-for-equity exchange is also a condition to the settlement of the underwriters’ sale of the shares to prospective investors. As a result of this debt-for-equity exchange, if completed, Johnson & Johnson may be deemed to be a selling shareholder in this offering solely for U.S. federal securities law purposes.
Our common stock is listed on the New York Stock Exchange under the symbol “KVUE.” On May 9, 2024, the last reported sales price of our common stock was $20.54.
Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 9, and the information in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Form 10-K”) incorporated by reference herein, to read about factors you should consider before purchasing shares of our common stock.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling shareholders, before expenses	$	$
________________
(1)See “Underwriting (Conflict of Interest)” for a description of compensation to be paid to the underwriters.
The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about               , 2024.

Goldman Sachs & Co. LLC	J.P. Morgan	BofA Securities

Prospectus dated               , 2024.

None of Kenvue, Johnson & Johnson, the selling shareholders or any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We, Johnson & Johnson, the selling shareholders and the underwriters take no responsibility for, and cannot assure you as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.
The information contained in or incorporated by reference into this prospectus is current only as of their respective dates, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, results of operations or financial condition may have changed since that date.
The selling shareholders are offering to sell shares of our common stock, and seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. None of Kenvue, Johnson & Johnson, the selling shareholders or the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS
As used in this prospectus, unless otherwise indicated or the context otherwise requires, (1) references to “Kenvue,” the “Company,” “we,” “us” and “our” refer to Kenvue Inc., a Delaware corporation, and its consolidated subsidiaries and (2) references to “Johnson & Johnson” refer to Johnson & Johnson, a New Jersey corporation, and its consolidated subsidiaries and does not include Kenvue Inc. and Kenvue Inc.’s consolidated subsidiaries.
Market and Industry Data
Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market share, market opportunity and market size, has been obtained from third-party sources, including industry publications and other reports, internal data sources and management estimates, which we believe to be reliable and based on reasonable assumptions.
Unless otherwise indicated, we have not commissioned any of the industry publications or other reports generated by third-party providers that we refer to in or incorporate by reference into this prospectus. Our management estimates are derived from such third-party sources, other publicly available information, our knowledge of our industry, internal company research, surveys, information from our customers and third-party partners, trade and business organizations and other contacts in the markets in which we operate and assumptions based on this information and knowledge.
Data regarding our industry and our market position and market share within our industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate market size, market position and market share within our industry. In addition, assumptions and estimates of our and our industry’s future performance involve risks and uncertainties and are subject to change based on various factors, including those described in the section of this prospectus entitled “Risk Factors” and the section entitled “Risk Factors” in our 2023 Form 10-K incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and us. See “Cautionary Note Regarding Forward-Looking Statements.”
In addition, claims described in or incorporated by reference into this prospectus relating to the efficacy of our products are not subject to approval by the U.S. Food and Drug Administration (“FDA”) or comparable authorities in other jurisdictions. Certain of our products that are named in this prospectus are regulated by the FDA as drugs, cosmetics or medical devices. For additional information about the regulation of these products, see our 2023 Form 10-K incorporated by reference herein.
Trademarks, Trade Names and Service Marks
The trademarks, trade names and service marks of the Company appearing in this prospectus are, as applicable, our property or licensed to us. The name and mark, Johnson & Johnson, and other trademarks, trade names and service marks of Johnson & Johnson appearing in this prospectus are the property of Johnson & Johnson. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the “®”, “™” or “℠” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. This prospectus also contains additional trademarks, trade names and service marks belonging to other parties. We do not intend our use or display of these other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, such other parties.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives, and projections about the future. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates,” and other words of similar meaning in conjunction with, among other things: discussions of future operations; expected operating results and financial performance; impact of planned acquisitions and dispositions; our strategy for growth and cost savings; product development activities; regulatory approvals; market position; expenditures; and the effects of the Separation (as defined below), on our business.
Because forward-looking statements are based on current beliefs, expectations, and assumptions regarding future events, they are subject to risks, uncertainties, and changes that are difficult to predict and many of which are outside of our control. You should realize that if underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, our actual results and financial condition could vary materially from expectations and projections expressed or implied in our forward-looking statements. Risks and uncertainties include but are not limited to:
•Our ability to expand globally, implement our digital-first approach, and respond appropriately to competitive pressure, including pressure from private-label brands and generic non-branded products, market trends, costs and cost-saving initiatives, and customer and consumer preferences;
•The rapidly changing retail landscape, including our dependence on key retailers, policies of our retail trade customers, the emergence of e-commerce and other alternative retail channels, and challenges with innovation and research and development;
•Product reliability, safety, and/or efficacy concerns, whether or not based on scientific or factual evidence, potentially resulting in governmental investigations, regulatory action (including, but not limited to, the shutdown of manufacturing facilities, product relabeling or withdrawal of product from the market), private claims and lawsuits, significant remediation and related costs, safety alerts, product shortages, product recalls, declining sales, reputational damage, and share price impact;
•The potential that the expected benefits and opportunities from the Company’s multi-year restructuring initiative or any other planned or completed restructuring initiative, acquisition, or divestiture may not be realized or may take longer to realize than expected;
•Our ability to establish, maintain, protect, and enforce intellectual property rights, as well as address the threats of counterfeit products, infringement of our intellectual property, and other unauthorized versions of our products;
•Allegations that our products infringe the intellectual property rights of third parties;
•The impact of negative publicity and failed marketing efforts;
•Difficulties and delays in manufacturing, internally or within the supply chain, that may lead to business interruptions, product shortages, withdrawals or suspensions of products from the market, and potential regulatory action;
•Our reliance on third-party relationships, global supply chains, and production and distribution processes, which may adversely affect supply, sourcing, and pricing of materials used in our products, and impact our ability to forecast product demand;
•Interruptions, breakdowns, invasions, corruptions, destruction, and breaches of our information technology systems or those of a third party;

•The potential for labor disputes, strikes, work stoppages, and similar labor relations matters, and the impact of minimum wage increases;
•Our ability to attract and retain talented, highly skilled employees and a diverse workforce, and to implement succession plans for our senior management;
•Climate change, extreme weather, and natural disasters, or legal, regulatory or market measures to address climate change;
•The impact of increasing scrutiny and rapidly evolving expectations from stakeholders regarding environmental, social, and governance matters;
•The potential for insurance to be unavailable or insufficient to cover losses we may incur;
•Legal proceedings related to talc or talc-containing products, such as Johnson’s® Baby Powder, sold outside the United States and Canada and other risks and uncertainties related to talc or talc-containing products, including our former parent Johnson & Johnson’s ability to fully satisfy its obligation to indemnify us in the United States and Canada for the Talc-Related Liabilities (as defined in our Q1 2024 Form 10-Q incorporated by reference herein);
•The impact of legal proceedings and the uncertainty of their outcome, whether or not we believe they have merit;
•Changes to applicable laws, regulations, policies, and related interpretations;
•Changes in tax laws and regulations, increased audit scrutiny by tax authorities and exposures to additional tax liabilities potentially in excess of existing reserves;
•The impact of inflation and fluctuations in interest rates and currency exchange rates;
•Potential changes in export/import and trade laws, regulations, and policies;
•The impact of a natural disaster, catastrophe, epidemic, pandemic, and global tension, including armed conflict such as the ongoing military conflict between Russia and Ukraine, the recent military conflicts in the Middle East, or other event;
•The impact of impairment of our goodwill and other intangible assets;
•Our ability to access credit markets and maintain satisfactory credit ratings;
•Our ability to achieve the expected benefits of the Separation from Johnson & Johnson and related transactions;
•Certain Johnson & Johnson executive officers continuing to serve as our directors, which may create conflicts of interest or the appearance thereof;
•Restrictions on our business, potential tax and indemnification liabilities and substantial charges in connection with the Separation and related transactions;
•Failure of our rebranding efforts in connection with the Separation to achieve market acceptance, and the impact of our continued use of legacy Johnson & Johnson branding, including the “Johnson’s” brand; and
•Our substantial indebtedness, including the restrictions and covenants in our debt agreements.
Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under the section entitled “Risk Factors” in this prospectus and the section entitled “Risk Factors” in our 2023 Form 10-K incorporated by reference herein. You should understand that it is not possible to predict or identify all such factors and you should not consider the risks described above to be a complete statement of all potential risks and uncertainties. We do not undertake to publicly update any forward-looking statement that may be made from time to time, whether as a result of new information or future events or developments, except as required by law.

PROSPECTUS SUMMARY
This summary highlights information included elsewhere in, or incorporated by reference into, this prospectus and does not contain all of the information you should consider before making an investment decision to purchase shares of our common stock. You should read this entire prospectus carefully, including any information incorporated by reference herein, which is described under the headings “Where You Can Find More Information” and “Incorporation by Reference” herein. In particular, you should read carefully the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2023 Form 10-K and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 (the “Q1 2024 Form 10-Q”) incorporated by reference herein, as well as our audited consolidated financial statements and unaudited condensed consolidated financial statements incorporated by reference herein, before making an investment decision to purchase shares of our common stock.
Company Overview
At Kenvue, our purpose is to realize the extraordinary power of everyday care. With $15.4 billion in net sales in 2023, we are the world’s largest pure-play consumer health company by revenue. We seek to deliver sustainable profitable growth through delivering science-backed innovative products, solutions and experiences centered around consumer health. With a presence in more than 165 countries worldwide and an over 135-year legacy, we are a global leader at the intersection of healthcare and consumer goods. We operate our business through three reportable business segments: 1) Self Care, 2) Skin Health and Beauty, and 3) Essential Health. Our differentiated portfolio comprises a range of products that include iconic brands and widely recognized household names such as Tylenol®, Neutrogena®, Listerine®, Johnson’s®, BAND-AID® Brand, Aveeno®, Zyrtec®, and Nicorette®. This broad portfolio allows us to provide holistic consumer health solutions to our consumers across a spectrum of product categories and hold leading positions across numerous large and attractive categories globally. These comprehensive solutions are backed by science and several of our brands have a long history of recommendations by healthcare professionals, which further reinforces our consumers’ confidence in our brands.
Our brand portfolio and global scale across four regions—1) North America, 2) Asia Pacific (“APAC”), 3) Europe, Middle East, and Africa (“EMEA”), and 4) Latin America (“LATAM”)—and is well balanced geographically with approximately half of our net sales generated outside North America in 2023. We aim to leverage our flexible distribution network, consumer health thought leadership and data-driven customer partnerships to continue to drive joint value creation for us and our retail customers. Underpinned by Kenvue’s Healthy Lives Mission, our comprehensive environmental, social and governance (“ESG”) strategy, our core capabilities are supported by our commitment to building a resilient and sustainable business that creates value for all our stakeholders over the long term.
Separation from Johnson & Johnson
In November 2021, Johnson & Johnson, our former parent company, announced its intention to separate its Consumer Health segment (the “Consumer Health Business”) into an independent publicly traded company (the “Separation”). Kenvue was incorporated in Delaware in February 2022, as a wholly owned subsidiary of Johnson & Johnson, to serve as the ultimate parent company of Johnson & Johnson’s Consumer Health Business. In April 2023, Johnson & Johnson completed the transfer of substantially all of the assets and liabilities of the Consumer Health Business to us and our subsidiaries (the “Consumer Health Business Transfer”). In May 2023, we completed an initial public offering (the “Kenvue IPO”) of approximately 10.4% of our outstanding common stock and began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “KVUE.” Following the Kenvue IPO, Johnson & Johnson owned approximately 89.6% of our outstanding common stock. In July 2023, Johnson & Johnson announced an exchange offer (the “Exchange Offer”) under which its shareholders could exchange shares of Johnson & Johnson common stock for shares of our common stock owned by Johnson & Johnson. In August 2023, Johnson & Johnson completed the Exchange Offer and exchanged shares representing 80.1% of our common stock, completing the Separation from Johnson & Johnson and transition to being a fully independent public company. Johnson & Johnson currently owns approximately 9.5% of our outstanding common stock. Following the completion of this offering, Johnson & Johnson will no longer own any shares of our common stock.
We entered into a separation agreement (the “Separation Agreement”) and various agreements with Johnson & Johnson for the purpose of effecting the Separation. These agreements provide a framework for our relationship with Johnson & Johnson and govern various interim and ongoing relationships between us and Johnson & Johnson following the completion of the Kenvue IPO.
The Debt-for-Equity Exchange
In connection with this offering, Johnson & Johnson is expected to exchange 182,329,550 shares of our common stock for certain indebtedness of Johnson & Johnson expected to be held by the debt-for-equity exchange parties, pursuant to a debt-for-equity exchange agreement expected to be entered into prior to the settlement of this offering. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as the selling shareholders in this offering, would then offer those shares of our common stock to the underwriters in this offering for cash. If consummated, the debt-for-equity exchange would occur on the settlement date of this offering, immediately prior to the settlement of the selling shareholders’ sale of the shares to the underwriters. The consummation of the debt-for-equity exchange is a condition to the settlement of the selling shareholders’ sale of the shares to the underwriters. As a result, the consummation of the debt-for-equity exchange is also a condition to the settlement of the underwriters’ sale of the shares to prospective investors. As a result of this debt-for-equity exchange, if completed, Johnson & Johnson may be deemed to be a selling shareholder in this offering solely for U.S. federal securities law purposes.
The indebtedness of Johnson & Johnson expected to be exchanged by the debt-for-equity exchange parties is expected to consist of commercial paper of Johnson & Johnson in an aggregate principal amount sufficient to acquire all of the shares of our common stock to be sold by the selling shareholders in this offering. Upon (and assuming) completion of the debt-for-equity exchange, the Johnson & Johnson indebtedness exchanged in such debt-for-equity exchange would be satisfied and discharged by Johnson & Johnson. We do not guarantee or have any other obligations in respect of the Johnson & Johnson indebtedness. See “Underwriting (Conflicts of Interest) — The Debt-for-Equity Exchange” for additional information.
Upon (and assuming) completion of the debt-for-equity exchange, Johnson & Johnson will no longer own any shares of our common stock. See “Principal and Selling Shareholders.”
The selling shareholders are also acting as underwriters in this offering. See “Underwriting (Conflicts of Interest).”
Corporate Information
Kenvue Inc. was incorporated in Delaware on February 23, 2022. Our principal executive offices are located at 199 Grandview Road, Skillman, NJ 08558, and our telephone number is (908) 874-1200. Our website address is www.kenvue.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making an investment decision to purchase shares of our common stock. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.
Summary of Risk Factors
The following list contains a summary of some, but not all, of the risks that may prevent us from achieving our business objectives or otherwise adversely affect our business, results of operations or financial condition. You should consider the risks listed below and other risks, which are discussed in more detail in the section of this prospectus entitled “Risk Factors” and the section entitled “Risk Factors” in our 2023 Form 10-K incorporated by reference herein, before making an investment decision to purchase shares of our common stock.
Risks Related to Our Business, Industry and Operations
•Damage to our reputation and the reputation of our brands, including as a result of negative publicity, could impact our brand loyalty with consumers, customers and third-party partners.

•We face substantial competitive pressures, including from multinational corporations, smaller regional companies, private-label brands, and generic non-branded products, in each of our business segments and product lines and across all geographic markets in which we operate.
•Whether we can both innovate successfully and anticipate, understand and respond appropriately to market trends, rapidly changing consumer and customer preferences and shifting demand for our products.
•Our marketing efforts may be costly and inefficient, and may not successfully defend, maintain or improve our reputation, our brands or our market share positions in existing or new markets.
•Expanding our global operations requires significant resources and expenses, and we may not succeed due to various commercial, operational and legal challenges associated with conducting business globally.
•We may face challenges in implementing our digital-first strategy across all aspects of our operations, and our digital-first strategy may lead us to pursue new offerings that are outside of our historical competencies and expose us to digital-related risks.
•The failure to realize the intended benefits of acquisitions and divestitures we have pursued or may pursue.
•The threats of counterfeit products, infringement of our intellectual property and other unauthorized versions of our products, which pose a risk to consumer health and safety and could damage our reputation.
•Our reliance on third parties in many aspects of our business, including to manufacture products, inherently involves a lesser degree of control over business operations, compliance matters, cybersecurity and ESG practices.
•Disruptions to our manufacturing or supplier operations could adversely affect our business, results of operations or financial condition.
•Inflationary pressures and related volatility in the cost or availability of raw materials and other inputs for our products, including due to military conflicts and other adverse economic or market conditions.
•Information security incidents, including cybersecurity breaches, interruption, breakdown, corruption, destruction, breach or failure of information technology systems operated by us or a third party, which could result in reputational damage, operational disruption and significant associated costs.
•Our ability to attract and retain a skilled and diverse workforce and to implement succession plans for our senior management.
Risks Related to Government Regulation, Legal Proceedings and Financial and Economic Market Conditions
•Our ability to comply with a broad range of laws and regulations, and other requirements imposed by stakeholders, in the United States and around the world, including rapidly evolving requirements related to climate change, ESG, privacy, data protection, anti-corruption and human rights matters.
•We are, and could become, subject to legal proceedings and regulatory investigations that may result in significant expenses, liabilities (potentially in excess of accruals) and reputational damage.
•Concerns about the reliability, safety and efficacy of our products and their ingredients, which have resulted and could in the future result in litigation, including personal injury or class action litigation, regulatory action, reputational damage, product recalls, product reformulations or product withdrawals.
•Legal proceedings related to talc or talc-containing products, such as Johnson’s® Baby Powder, sold outside the United States and Canada (pursuant to the Separation Agreement, Johnson & Johnson has retained talc-related liabilities for products sold in the United States and Canada), including personal injury claims alleging that talc causes cancer, and other risks and uncertainties related to our historic sale of talc or talc-containing products (talc-based Johnson’s Baby Powder was discontinued globally in 2023).
•Our ability to successfully establish, maintain, protect and enforce intellectual property rights that are, in the aggregate, material to our business, and our ability to successfully avoid violation of the intellectual property rights of others.
•Risks associated with conducting business globally, including foreign currency risks and impacts on our business related to the Russia-Ukraine War, ongoing conflict in the Middle East, and possible future conflicts, geopolitical events or adverse global economic or market conditions.
Risks Related to Our Relationship with Johnson & Johnson
•Our historical financial information may not necessarily reflect the results that we would have achieved as an independent, publicly traded company or what our results may be in the future.
•We may not achieve some or all of the expected benefits of the Separation, including because our business will experience a loss of corporate brand identity, historical market reputation, economies of scale, purchasing power and access to certain resources from which we benefited as part of Johnson & Johnson.

•We are subject to restrictions on our business, potential tax-related liabilities (such as joint and several liability with Johnson & Johnson for its U.S. federal consolidated group tax return for periods prior to the date of the completion of the Exchange Offer) and potential tax-related indemnification obligations to Johnson & Johnson for taxes attributable to our business and, under certain circumstances, taxes arising in connection with the Separation and the subsequent distribution or other disposition by Johnson & Johnson of the shares of our common stock owned by Johnson & Johnson following the Kenvue IPO.
•The failure to realize the intended benefits of our rebranding strategy in connection with the Separation and our continued use of legacy Johnson & Johnson branding, including ongoing use of the “Johnson’s” brand.
•The transfer of certain assets, liabilities and contracts from Johnson & Johnson to us contemplated by the Separation has not been completed and may be significantly delayed or not occur at all.
•We may not be able to replace necessary manufacturing operations, systems and services when the transition services agreement and the transition manufacturing agreement we entered into with Johnson & Johnson in connection with the Separation expire or otherwise terminate.
•Certain of Johnson & Johnson’s current executive officers continue to serve as our directors, which may create conflicts of interest or the appearance thereof.
•We may incur indemnification obligations to Johnson & Johnson, including for potentially uncapped amounts, for certain liabilities relating to our business activities.
•Johnson & Johnson has agreed to indemnify us for certain liabilities, including talc-related liabilities for products sold in the United States and Canada, but such indemnity may not be sufficient to protect us against the full amount of such liabilities or Johnson & Johnson may be unable to satisfy its indemnification obligations.
Risks Related to This Offering and Ownership of Our Common Stock
•We cannot be certain that an active trading market for our common stock will be sustained.
•The stock price of our common stock may fluctuate significantly, including as a result of future sales by us or our shareholders or the perception that such sales may occur.
•None of the proceeds from the sale of shares of our common stock by the selling shareholders will be available to us to fund our operations.
•Our ability to comply with obligations associated with being a public company, including implementing and maintaining effective internal control over financial reporting.
•We have debt obligations that impose certain restrictions on our business.
•We are a holding company and depend on the ability of our subsidiaries to pay dividends and make other payments and distributions to us in order to meet our obligations.

THE OFFERING

Common stock offered by the selling shareholders in this offering	182,329,550 shares.

Common stock to be held by Johnson & Johnson upon completion of this offering	None.

Use of proceeds
Neither we nor Johnson & Johnson will receive any proceeds from the sale of our common stock in this offering. All of the net proceeds from this offering will be received by the selling shareholders. Prior to the settlement of this offering, the selling shareholders are expected to acquire the common stock being sold in this offering from Johnson & Johnson in exchange for certain outstanding indebtedness of Johnson & Johnson owned by the selling shareholders at such time. Upon (and assuming) the completion of the debt-for-equity exchange, the Johnson & Johnson indebtedness exchanged in such debt-for-equity exchange would be satisfied and discharged by Johnson & Johnson. See “Underwriting (Conflicts of Interest) — The Debt-for-Equity Exchange,” “Principal and Selling Shareholders” and “Use of Proceeds.”

Selling shareholders
Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC.
Pursuant to a debt-for-equity exchange agreement to be entered into prior to the settlement of this offering, Johnson & Johnson will exchange all of the shares of our common stock being sold in this offering for certain outstanding indebtedness of Johnson & Johnson then owned by the selling shareholders. The selling shareholders are offering to sell shares for cash pursuant to this offering. No new shares of our common stock will be issued in this offering. As a result of this debt-for-equity exchange, if completed, Johnson & Johnson may be deemed to be a selling shareholder in this offering solely for U.S. federal securities law purposes.

Conflicts of interest
Because 5% or more of the net proceeds of this offering will be received by Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC in connection with the satisfaction and discharge of the Johnson & Johnson indebtedness exchanged in the debt-for-equity exchange, and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are each an underwriter in this offering, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC would be deemed to have a “conflict of interest” under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 (“Rule 5121”). Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk factors
You should read the section of this prospectus entitled “Risk Factors” beginning on page 9, as well as the section entitled “Risk Factors” in our 2023 Form 10-K incorporated by reference herein, for a discussion of factors you should consider carefully before making an investment decision to purchase shares of our common stock.

New York Stock Exchange symbol	“KVUE”.
Unless otherwise indicated or the context otherwise requires, references to the number and percentage of shares of our common stock to be outstanding upon completion of this offering are based on 1,914,814,663 shares of our common stock outstanding as of May 6, 2024 and excludes:
•245,052,616 shares of our common stock that remain reserved for issuance under the Kenvue Inc. Long-Term Incentive Plan (the “Kenvue LTIP”) upon the exercise of outstanding and future stock options, upon the vesting and settlement of outstanding or future restricted stock units or upon the issuance of future restricted stock awards under the Kenvue LTIP (including 93,998,121 shares of our common stock underlying currently outstanding awards of stock options and restricted stock units).

Summary Historical and Unaudited Pro Forma Financial Data
The following table sets forth our summary historical and pro forma financial data for the periods indicated.
The summary historical consolidated financial data for the fiscal years ended December 31, 2023, January 1, 2023 and January 2, 2022 and for the fiscal three months ended March 31, 2024 and April 2, 2023 and as of March 31, 2024 and December 31, 2023 have been derived from our audited consolidated financial statements included in our 2023 Form 10-K and from our unaudited condensed consolidated financial statements included in our Q1 2024 Form 10-Q, each incorporated by reference herein.
Prior to the completion of the Kenvue IPO, we operated as part of Johnson & Johnson and not as a separate, publicly traded company. Our financial statements prior to April 4, 2023 are derived from Johnson & Johnson’s historical consolidated financial statements and accounting records as if the Company had been operated on a standalone basis. Effective April 4, 2023, upon the completion of the Consumer Health Business Transfer, the Company’s financial statements are presented on a consolidated basis.
The summary unaudited pro forma condensed consolidated statement of operations data for the fiscal year ended December 31, 2023 presented below has been derived from our unaudited pro forma condensed consolidated financial statement included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial data set forth below reflects our historical audited consolidated financial information included in our 2023 Form 10-K and incorporated by reference herein, as adjusted to give effect to the following transactions, which are referred to, collectively, as the “Transactions”:
•the Separation;
•the Kenvue IPO and the use of the proceeds therefrom;
•the issuance of $7.75 billion in aggregate principal amount of senior unsecured notes (the “Notes Offering”) and issuance of $1.25 billion under our commercial paper program (the “Commercial Paper Program”) and the use of the proceeds therefrom;
•the Exchange Offer; and
•the conversion of Johnson & Johnson equity-based awards to Kenvue equity-based awards upon completion of the Exchange Offer.
The unaudited pro forma condensed consolidated financial data is illustrative and not intended to represent what our results of operations or financial position would have been had the Transactions occurred on the dates indicated or to project our results of operations or financial position for any future period. For an understanding of the pro forma financial statements that give pro forma effect to the Transactions, see “Unaudited Pro Forma Condensed Consolidated Statement of Operations” included elsewhere in this prospectus.
The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2023 gives effect to the Transactions, as if they each had occurred on January 2, 2023.
The financial statements incorporated by reference in this prospectus may not be indicative of our future performance and do not necessarily reflect what our financial position and results of operations would have been had we operated as an independent, publicly traded company for the entirety of the periods presented, including changes that occurred and will occur in our operations and capital structure as a result of the Transactions. You should read the information set forth below together with “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2023 Form 10-K and our Q1 2024 Form 10-Q incorporated by reference herein and our audited annual consolidated financial statements and the related notes thereto included in our 2023 Form 10-K and our unaudited condensed consolidated financial statements and the related notes thereto included in our Q1 2024 Form 10-Q, each incorporated by reference in this prospectus.

Summary Statement of Operations Data

	Fiscal Three Months Ended		Fiscal Year
	Historical		Pro Forma	Historical
(In Millions, except per share data)	March 31, 2024	April 2, 2023	2023	2023	2022	2021
Net sales	$3,894	$3,852	$15,444	$15,444	$14,950	$15,054
Cost of sales	1,652	1,727	6,838	6,801	6,665	6,635
Gross Profit	2,242	2,125	8,606	8,643	8,285	8,419
Selling, general, and administrative expenses	1,573	1,502	6,198	6,141	5,633	5,484
Restructuring expenses	41	—	—	—	—	—
Other operating expense (income), net	78	(17)	(10)	(10)	(23)	15
Operating income	550	640	2,418	2,512	2,675	2,920
Other expense (income), net	28	30	99	72	38	(5)
Interest expense, net	95	1	354	250	—	—
Income before taxes	427	609	1,965	2,190	2,637	2,925
Provision for taxes	131	140	506	526	573	847
Net income	$296	$469	$1,459	$1,664	$2,064	$2,078
Basic and diluted income per common share	$0.15	$0.27	$0.76	$0.90	$1.20	$1.21
Weighted average number of common shares outstanding - basic	1,915	1,716	1,915	1,846	1,716	1,716
Weighted average number of common shares outstanding - diluted	1,920	1,716	1,919	1,850	1,716	1,716
Summary Balance Sheet Data

	Historical
	As of
(Dollars in Millions)	March 31, 2024	December 31, 2023
Total assets	$27,283	$27,851
Total liabilities	16,662	16,640
Total equity	10,621	11,211

RISK FACTORS
An investment in shares of our common stock involves risks and uncertainties. In addition to the other information included in this prospectus or incorporated by reference herein, you should consider carefully the factors set forth below and in the section entitled “Risk Factors” in our 2023 Form 10-K incorporated by reference herein before making an investment decision to purchase shares of our common stock. See “Where You Can Find More Information” and “Incorporation by Reference.” We seek to identify, manage and mitigate risks to our business, but risks and uncertainties are difficult to predict and many are outside of our control and therefore cannot be eliminated. You should be aware that it is not possible to predict or identify all of these factors and that the following is not meant to be a complete discussion of all potential risks or uncertainties. If known or unknown risks or uncertainties materialize, our business, results of operations or financial condition could be adversely affected, potentially in a material way, which could result in a partial or complete loss of your investment.
Risks Related to This Offering and Ownership of Our Common Stock
We cannot be certain that an active trading market for our common stock will be sustained.
We cannot assure you that an active trading market for shares of our common stock will be sustained. If an active trading market is not sustained, you may have difficulty selling your shares of our common stock at an attractive price or at all. An inactive trading market could also impair our ability to raise capital by selling shares of our common stock, our ability to attract and motivate our employees through equity incentive awards and our ability to acquire businesses, brands, assets or technologies by using shares of our common stock as consideration.
The stock price of our common stock may fluctuate significantly, and you could lose all or part of your investment in our common stock as a result.
We cannot predict the prices at which shares of our common stock may trade.
The market price of shares of our common stock may be highly volatile and fluctuate significantly due to a number of factors, some of which may be beyond our control, including:
•our quarterly or annual earnings or those of our competitors;
•variations in our quarterly dividends, if any, to shareholders;
•actual or anticipated fluctuations in our operating results or those of our competitors;
•publication of research reports about us, our competitors or our industry, changes in, or failure to meet, estimates made by securities analysts or ratings agencies of our financial and operating performance or lack of research reports by industry analysts or ceasing of analyst coverage;
•additions or departures of key management personnel;
•strategic actions or announcements by us or our competitors;
•adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•changes in accounting standards, policies, guidelines, interpretations or principles;
•changes to the regulatory and legal environment in which we operate;
•litigation or governmental investigations initiated against us;
•reputational issues, including reputational issues involving our competitors and their products, Johnson & Johnson and our third-party partners;
•actions by institutional shareholders;
•any ineffectiveness of our internal controls;

•announcements made or actions taken by Johnson & Johnson, whether in respect of the Separation or otherwise;
•overall market fluctuations and domestic and worldwide economic and political conditions; and
•other factors described in this “Risk Factors” section and section entitled “Risk Factors” in our 2023 Form 10-K incorporated by reference herein.
Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock. If any of the foregoing events occur, it could cause our stock price to fall and may expose us to lawsuits, including securities class action litigation, that, even if unsuccessful, could result in substantial costs and divert our management’s attention and resources. You should consider an investment in shares of our common stock to be risky, and you should invest in shares of our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment.
Future sales by holders of shares of our common stock, or the perception that such sales may occur, could cause the price of our common stock to decline.
In connection with this offering, we, our executive officers and directors have agreed with the underwriters that, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, we, our executive officers and directors will not, subject to certain exceptions, during the period beginning on the date of this prospectus and continuing through the date that is 60 days after the date of this prospectus, offer, sell, contract to sell, pledge or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to these lock-up agreements.
When the lock-up periods expire, we and our shareholders subject to lock-up agreements will be able to sell shares of our common stock in the public market. Sales of a substantial number of shares of our common stock upon expiration of the lock-up agreements, the perception that these sales may occur or early release of these lock-up agreements could cause the market price of shares of our common stock to decline or make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate.
None of the proceeds from the sale of shares of our common stock by the selling shareholders will be available to us to fund our operations.
We will not issue any new shares of our common stock and will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. The selling shareholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale by the selling shareholders will be available to us to fund our operations, capital expenditures, compensation plans or acquisition opportunities. See “Use of Proceeds.”
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors could lose confidence in the accuracy and completeness of our financial reports and the market price of shares of our common stock could be adversely affected.
As an independent, publicly traded company, we are required to maintain internal control over financial reporting and to report any material weaknesses in our internal control. In addition, beginning with our second annual report on Form 10-K, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Our independent registered public accounting firm will also be required to express an opinion as to the effectiveness of our internal control over financial reporting beginning with our second annual report on Form 10-K. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is complex, time-consuming and costly. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the accuracy and completeness of our financial reports and the market price of shares of our common stock could be adversely affected. We could also become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.
The obligations associated with being an independent, publicly traded company require significant resources and management attention.
We are directly subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the SEC and the NYSE. As an independent, publicly traded company, we are required to:
•prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the federal securities laws and rules;
•have our own board of directors and committees thereof, which comply with federal securities laws and rules and applicable stock exchange requirements;
•maintain an internal audit function;
•maintain our own financial reporting and disclosure compliance functions;
•maintain an investor relations function; and
•maintain internal policies, including those relating to trading in our securities and disclosure controls and procedures.
These reporting and other obligations place significant demands on our management, diverting their time and attention from sales-generating activities to compliance activities, and require increased administrative and operational costs and expenses that we did not incur prior to the Separation, which could adversely affect our business, results of operations or financial condition.
Your percentage ownership in us may be diluted in the future.
In the future, your percentage ownership in us may be diluted if we issue additional shares of our common stock or convertible debt securities in connection with acquisitions, capital market transactions or other corporate purposes, including equity awards that we may grant to our directors, officers and employees. In connection with the Kenvue IPO, we filed a registration statement on Form S-8 to register the shares of our common stock that we expect to reserve for issuance under our equity incentive plan. The Compensation & Human Capital Committee has granted, and we expect will continue grant, additional equity awards to our employees and directors from time to time under our equity incentive plan. We cannot predict with certainty the size of future issuances of shares of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of shares of our common stock. Any such issuance could result in substantial dilution to our existing shareholders. In addition, certain of our employees have rights to purchase or receive shares of our common stock as a result of the conversion of their Johnson & Johnson stock options, restricted share units and performance share units into our stock options and restricted share units.
Our Board of Directors (the “Board”) is authorized, without further vote or action by our shareholders, to provide for the issuance from time to time of shares of our preferred stock in series and, as to each series, to fix the designation; the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of our capital stock; the voting rights, if any; the liquidation preferences, if any; the conversion privileges, if any, and the redemption price or prices and the other terms of redemption, if any, applicable to that series. The terms of one or more series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of our preferred stock rights to elect directors in all events or on the occurrence of specified events or the right to veto specified transactions. In addition, the repurchase or redemption rights or liquidation preferences that we could assign to holders of our preferred stock could affect the residual value of our common stock.
We have debt obligations that could adversely affect our business, results of operations or financial condition.
In connection with the Separation, we entered into certain financing arrangements, which include the Notes Offering, the Commercial Paper Program and our revolving credit facility (the “Revolving Credit Facility”). In addition, we may incur additional indebtedness in the future. This indebtedness could have important, adverse consequences to us and our investors, including:
•requiring a substantial portion of our cash flow from operations to make interest payments;
•making it more difficult to satisfy other obligations;
•increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;
•increasing our vulnerability to general adverse economic and industry conditions;
•reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;
•limiting our ability to pay dividends;
•limiting our flexibility in planning for, or reacting to, changes in our business and industry; and
•limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase shares of our common stock.
The risks described above will increase with the amount of indebtedness we incur in the future. Furthermore, our ability to borrow additional funds may be reduced and the risks described above would intensify if these rates were to increase significantly, whether because of an increase in market interest rates or a decrease in our creditworthiness. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to service our outstanding debt or to repay the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance our debt.
We are a holding company and our only material assets are our equity interests in our subsidiaries. As a consequence, we depend on the ability of our subsidiaries to pay dividends and make other payments and distributions to us in order to meet our obligations.
We are a holding company with limited direct business operations. Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Dividends from our subsidiaries and permitted payments to us under arrangements with our subsidiaries are our principal sources of cash to meet our obligations. These obligations include operating expenses and interest and principal on current and any future borrowings. Our subsidiaries, including certain subsidiaries organized outside the United States, may not be able to, or may not be permitted to, pay dividends or make distributions to enable us to meet our obligations. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit our ability to obtain cash from our subsidiaries. If the cash we receive from our subsidiaries pursuant to dividends and other arrangements is insufficient to fund any of our obligations, or if a subsidiary is unable to pay future dividends or distributions to us to meet our obligations, we may be required to raise cash through, among other things, the incurrence of debt (including convertible or exchangeable debt), the sale of assets or the issuance of equity. Our liquidity and capital position are highly dependent on the performance of our subsidiaries and their ability to pay future dividends and distributions to us as anticipated. The evaluation of future dividend sources and our overall liquidity plans are subject to a variety of factors, including current and future market conditions, which are subject to change. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could adversely affect our business, results of operations or financial condition and our ability to satisfy our obligations under our indebtedness or pay dividends on our common stock.
We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.
On April 25, 2024, we announced that our Board had declared a quarterly cash dividend of $0.20 per share of our common stock, payable on May 22, 2024 to shareholders of record as of the close of business on May 8, 2024. Although we currently intend to continue paying a quarterly cash dividend to holders of our common stock, we have no obligation to do so, and our dividend policy may change at any time without notice to our shareholders. The payment of any dividends in the future to our shareholders, and the timing and amount thereof, will fall within the discretion of our Board. Our Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in the agreements governing our indebtedness, general economic business conditions, industry practice, legal requirements and other factors that our Board may deem relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. Furthermore, we are a holding company with limited direct business operations. As a result, our ability to pay dividends will also depend on the ability of our subsidiaries to pay dividends and make other payments and distributions to us. We cannot assure you that we will pay our anticipated dividend in the same amount or frequency, or at all, in the future.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could be adversely affected, resulting in a decrease in the market price of shares of our common stock.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, net sales and expenses that are not readily apparent from other sources. If our assumptions change or if actual circumstances differ from our assumptions, our results of operations could be adversely affected and could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of shares of our common stock.
Certain provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, and of Delaware law, may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.
Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our Board rather than to attempt an unsolicited takeover not approved by our Board. These provisions include 1) the ability of our directors, and not shareholders, to fill vacancies on our Board (including those resulting from an enlargement of our Board), 2) restrictions on the ability of our shareholders to call a special meeting, 3) restrictions on the ability of our shareholders to act by written consent, 4) rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings and 5) authority of our Board to issue preferred stock without shareholder vote or action.
In addition, because we have not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that shareholders may favor. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, subject to certain exceptions. See the section titled “Description of Capital Stock—Anti-

Takeover Effects of Various Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws—Delaware Anti-Takeover Statute.”
We believe these provisions will protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board and by providing our Board with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some of our shareholders and could delay or prevent an acquisition that our Board determines is not in the best interests of us and our shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.
Our amended and restated certificate of incorporation provides that certain courts within the state of Delaware or the federal district courts of the United States will be the sole and exclusive forum for the resolution of certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us or our directors, officers, employees or shareholders.
Our amended and restated certificate of incorporation provides, in all cases to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the state of Delaware (or, if such court does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for 1) any derivative action or proceeding brought on our behalf, 2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or shareholders to us or our shareholders, 3) any action asserting a claim arising pursuant to any provision of our amended and restated certificate of incorporation or our amended and restated bylaws, 4) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located within the state of Delaware or 5) any action asserting a claim governed by the internal affairs doctrine.
These exclusive forum provisions will not apply to claims arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act.
These exclusive forum provisions may impose additional costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the state of Delaware, or limit a shareholder’s ability to bring a claim in a judicial forum that such shareholder finds favorable for disputes with us or our directors, officers, employees or shareholders, which in each case may discourage such lawsuits with respect to such claims. It is possible that a court could find these exclusive forum provisions inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, and we may incur additional costs associated with resolving such matters in other jurisdictions, which could divert our management’s attention and otherwise adversely affect our business, results of operations or financial condition.

USE OF PROCEEDS
We will not issue any new shares of our common stock, and neither we nor Johnson & Johnson will receive any proceeds from the sale of the common stock in this offering. All of the net proceeds from this offering will be received by the selling shareholders. Prior to the settlement of this offering, the selling shareholders are expected to acquire the common stock being sold in this offering from Johnson & Johnson in exchange for certain outstanding indebtedness of Johnson & Johnson owned by the selling shareholders at such time. Upon (and assuming) the completion of the debt-for-equity exchange, the Johnson & Johnson indebtedness exchanged in such debt-for-equity exchange would be satisfied and discharged. See “Underwriting (Conflicts of Interest).”
Because 5% or more of the net proceeds of this offering will be received by Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC in connection with the satisfaction and discharge of the Johnson & Johnson indebtedness exchanged in the debt-for-equity exchange, and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are each an underwriter in this offering, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC would be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Underwriting (Conflicts of Interest)—Conflicts of Interest and Relationships.”

DIVIDEND POLICY
On April 25, 2024, we announced that our Board had declared a quarterly cash dividend of $0.20 per share of our common stock, payable on May 22, 2024 to shareholders of record as of the close of business on May 8, 2024. Although we currently intend to continue paying a quarterly cash dividend to holders of our common stock, we have no obligation to do so, and our dividend policy may change at any time without notice to our shareholders. The payment of any dividends in the future to our shareholders, and the timing and amount thereof, will fall within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in the agreements governing our indebtedness, general economic business conditions, industry practice, legal requirements and other factors that the Board may deem relevant. We cannot assure you that we will pay our anticipated dividend in the same amount or frequency, or at all, in the future. You should not purchase shares of our common stock with the expectation of receiving cash dividends. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends” and “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—We are a holding company and our only material assets are our equity interests in our subsidiaries. As a consequence, we depend on the ability of our subsidiaries to pay dividends and make other payments and distributions to us in order to meet our obligations.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
The following unaudited pro forma condensed consolidated statement of operations gives effect to the Separation and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X, as amended, and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto included in our 2023 Form 10-K and incorporated by reference herein.
The unaudited pro forma condensed consolidated statement of operations has been derived from our historical audited consolidated statement of operations for the fiscal year ended December 31, 2023. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2023 assumes that the Transactions occurred as of January 2, 2023, which was the first day of the fiscal year ended December 31, 2023. No pro forma balance sheet as of December 31, 2023 is presented as all of the impacts of the Transactions are reflected in our historical consolidated balance sheet as of December 31, 2023 included in our 2023 Form 10-K incorporated by reference herein.
The unaudited pro forma condensed consolidated statement of operations has been prepared to include transaction accounting and autonomous entity adjustments to reflect the results of operations as if the Company had been a separate standalone entity for the full fiscal year ended December 31, 2023.
Transaction accounting adjustments include the following:
•the effect of our post-Separation capital structure, including (1) the incurrence of indebtedness in an aggregate principal amount equal to approximately $9 billion pursuant to the Notes Offering and the Commercial Paper Program, (2) the sale by us of 198,734,444 shares of our common stock through the Kenvue IPO and (3) the impact of the conversion of Johnson & Johnson equity-based awards to Kenvue equity-based awards in connection with the Separation as described in Note 11, Stock-Based Compensation, to our audited consolidated financial statements included in our 2023 Form 10-K incorporated by reference herein; and
•other adjustments as described in the accompanying notes to the unaudited pro forma condensed consolidated statement of operations.
Autonomous entity adjustments include the following:
•the impact of the transactions contemplated by the agreements described in Note 12, Relationship with J&J, to our audited consolidated financial statements included in our 2023 Form 10-K incorporated by reference herein; and
•other adjustments as described in the accompanying notes to the unaudited pro forma condensed consolidated statement of operations.
The unaudited pro forma condensed consolidated statement of operations is based upon available information and assumptions that the Company believes are reasonable and supportable. The unaudited pro forma condensed consolidated statement of operations is for illustrative and informational purposes only. The unaudited pro forma condensed consolidated statement of operations may not necessarily reflect what our results of operations would have been had the Company been a standalone company during the entirety of the period presented, or what our results of operations may be in the future. In addition, the unaudited pro forma condensed consolidated statement of operations has been derived from our historical consolidated statement of operations for the fiscal year ended December 31, 2023, which effective April 4, 2023, are presented on a consolidated basis, as Johnson & Johnson completed the Consumer Health Business Transfer on such date. Prior to April 4, 2023, the Company operated as a segment of Johnson & Johnson and not as a separate entity. The Company’s financial statements prior to April 4, 2023 were derived from Johnson & Johnson’s historical consolidated financial statements and accounting records as if the Company had been operated on a standalone basis. All of the allocations and estimates in our historical consolidated statement of operations are based on assumptions that management believes are reasonable. The historical consolidated statement of operations may not necessarily reflect what our results of operations would have been had the Company been a standalone company during the entirety of the period presented, or what our results of operations may be in the future.

Kenvue Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Fiscal Year Ended December 31, 2023
		Transaction Accounting Adjustments
(Dollars in Millions, Shares in Thousands, Except per Share Data)	Historical	Financing / Capitalization Adjustments		Separation Adjustments		Autonomous Entity Adjustments		Pro Forma
Net sales	$15,444	$—		$—		$—		$15,444
Cost of sales	6,801	—		30	(b)	7	(e)	6,838
Gross Profit	8,643	—		(30)		(7)		8,606
Selling, general, and administrative expenses	6,141	—		55	(b)	2	(e)	6,198
Other (income) expense, net, operating	(10)	—		—		—		(10)
Operating income (loss)	2,512	—		(85)		(9)		2,418
Other expense (income), net	72	—		27	(c)	—		99
Interest expense, net	250	104	(a)	—		—		354
Income (loss) before taxes	2,190	(104)		(112)		(9)		1,965
Provision (benefit) for taxes	526	(25)	(d)	7	(d)	(2)	(f)	506
Net income (loss)	$1,664	$(79)		$(119)		$(7)		$1,459

Net income per share
Basic	0.90	(0.14)						0.76	(g)
Diluted	0.90	(0.14)						0.76	(g)
Weighted average number of common shares outstanding - basic	1,846,135	68,793						1,914,928	(g)
Weighted average number of common shares outstanding - diluted	1,850,325	68,793						1,919,118	(g)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
Transaction Accounting Adjustments
(a)Reflects interest expense related to the Notes Offering, Commercial Paper Program, and the amortization of the associated debt issuance costs assuming an issuance date of January 2, 2023. The Company’s indebtedness incurred pursuant to the Notes Offering and the Commercial Paper Program have a weighted average interest rate of approximately 5.1%.
A 1/8% variance in the weighted average interest rate on such indebtedness would change the interest expense by approximately $11 million for the fiscal year ended December 31, 2023.
We entered into the $4 billion Revolving Credit Facility to support our post-Separation operations and cash flow needs. The unaudited pro forma condensed consolidated statement of operations does not give effect to the Revolving Credit Facility because no amount has been drawn from or used in connection with the Separation.
(b)Reflects incremental stock-based compensation expense related to the conversion of Johnson & Johnson equity-based awards held by Kenvue employees to Kenvue equity-based awards upon completion of the Exchange Offer assuming a conversion date of January 2, 2023. For more information on this conversion, see Note 11, Stock-Based Compensation, to our audited consolidated financial statements included in our 2023 Form 10-K incorporated by reference herein.
(c)Reflects adjustments related to our businesses in certain jurisdictions where we and Johnson & Johnson deferred, until after the completion of the Kenvue IPO, the transfer of assets and assumption of liabilities (each, a “Deferred Local Business”). In addition, we and Johnson & Johnson agreed to use our reasonable best efforts to take all actions to permit and effect the transfer of each Deferred Local Business as promptly following the completion of the Kenvue IPO as reasonably practicable. The adjustments relate to the impact of the Separation Agreement and net economic benefit arrangements that we and Johnson & Johnson entered into prior to the Kenvue IPO, pursuant to which, among other things, Johnson & Johnson will hold and operate the Deferred Local Businesses on our behalf and transfer the net profits or net losses from the operation of each such Deferred Local Business to us. For more information on the Deferred Local Businesses, see Note 1, Description of the Company and Summary of Significant Accounting Policies, to our audited consolidated financial statements included in our 2023 Form 10-K incorporated by reference herein.
(d)Reflects the tax effects of the transaction accounting adjustments at the applicable statutory income tax rates and removal of additional foreign tax credits available prior to the Kenvue IPO that are not available post-Separation.
Autonomous Entity Adjustments
(e)Reflects the effects of agreements we and Johnson & Johnson entered into in connection with the Separation. Included in the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2023 are adjustments to Cost of sales of $7 million and to Selling, general, and administrative expenses of $2 million, reflecting incremental costs representing the markup for the services provided between Johnson & Johnson and us pursuant to the transition services agreement and the transition manufacturing agreement we entered into with Johnson & Johnson in connection with the Separation. For more information on these agreements, see Note 12, Relationship with J&J, to our audited consolidated financial statements included in our 2023 Form 10-K incorporated by reference herein.
(f)Reflects the tax effects of the autonomous entity adjustments at the applicable statutory income tax rates.
Pro Forma Net Income Per Share
(g)We have calculated pro forma net income per share assuming 1,914,894,444 shares were outstanding for the full fiscal year ended December 31, 2023. This represents an aggregate of 1,716,160,000 shares of our common stock held by Johnson & Johnson prior to completion of the Separation and the issuance of 198,734,444 shares of our common stock in the Kenvue IPO. Diluted pro forma net income per share includes weighted average shares outstanding, plus an additional 4,190,008 shares, which reflect the impact of all potentially dilutive equity instruments or equity awards outstanding in the fiscal year ended December 31, 2023, and excludes anti-dilutive share impacts, as discussed in our 2023 Form 10-K.

PRINCIPAL AND SELLING SHAREHOLDERS
The following tables set forth, as of May 6, 2024, the number of shares and percentage of our common stock beneficially owned by:
•Johnson & Johnson, which might be deemed to be a selling shareholder in this offering, solely for U.S. federal securities law purposes, as a result of the debt-for-equity exchange with the selling shareholders, if consummated;
•each person or group known by us to beneficially own more than 5% of our common stock;
•each of our directors and named executive officers; and
•all our directors and executive directors as a group.
The selling shareholders are offering all of the shares of common stock being sold in this offering. All 182,329,550 shares of our common stock that are being offered and sold in this offering are currently held by Johnson & Johnson. Pursuant to a debt-for-equity exchange agreement expected to be entered into prior to the settlement of this offering, Johnson & Johnson will exchange all of the shares of our common stock being sold in this offering for certain outstanding indebtedness of Johnson & Johnson then owned by the selling shareholders. The selling shareholders are offering to sell shares for cash pursuant to this offering.
After giving effect to the expected debt-for-equity exchange, Goldman Sachs & Co. LLC would hold approximately 4.8% of the shares of our common stock outstanding and J.P. Morgan Securities LLC would hold approximately 4.8% of the shares of our common stock outstanding, in each case, all of which shares are offered to be sold by the selling shareholders in this offering. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange.”
Percentage of beneficial ownership in the following tables is based on 1,914,814,663 shares of our common stock outstanding as of May 6, 2024. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (1) the exercise of any option or warrant, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Shares issuable pursuant to such options, warrants, rights or conversion privileges are deemed to be outstanding for computing the beneficial ownership percentage of the person holding those options, warrants, rights or conversion privileges but are not deemed to be outstanding for computing the beneficial ownership percentage of any other person. Unless otherwise indicated in the footnotes to the following table, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares of our common stock beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated in the footnotes to the following tables, the address for each shareholder listed below is c/o Kenvue Inc., 199 Grandview Road, Skillman, NJ 08558.

Selling Shareholder and Beneficial Owner of More Than 5% of Our Common Stock
	Shares of our common stock beneficially owned prior to the completion of this offering		Shares of our common stock beneficially owned following the completion of this offering
Name and Address of Beneficial Owner	Number	%	Number	%
Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933	182,329,550	9.5%	—	—

Other Beneficial Owners of More Than 5% of Our Common Stock
Name and Address of Beneficial Owner	Number of our common stock (#)	Percent of total number of shares beneficially owned (%)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	148,880,588(1)	7.8%
FMR LLC 245 Summer Street Boston, MA 02210	110,932,412(2)	5.8%
T. Rowe Price Associates, LLC 100 E. Pratt Street Baltimore, MD 21202	109,327,432(3)	5.7%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	105,648,002(4)	5.5%
State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114	99,454,373(5)	5.2%
__________________
(1)Based on information contained in a Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group. The filing indicated that as of December 29, 2023, The Vanguard Group had sole voting power for zero shares, shared voting power for 1,984,230 shares, shared dispositive power for 5,540,255 shares and sole dispositive power for 143,340,333 shares.
(2)Based on information contained in a Schedule 13G filed with the SEC on February 9, 2024, by FMR LLC, certain of its affiliates and subsidiaries, and other companies. The filing indicated that as of December 29, 2023, FMR LLC had sole voting power for 84,646,788 shares, shared voting power for zero shares and sole dispositive power for 110,932,412 shares.
(3)Based on information contained in a Schedule 13G filed with the SEC on February 14, 2024, by T. Rowe Price Associates, Inc. The filing indicated that as of December 31, 2023, T. Rowe Price Associates, Inc. had sole voting power 54,235,302 shares, shared voting power for zero shares and sole dispositive power for 109,320,371 shares.
(4)Based on information contained in a Schedule 13G filed with the SEC on January 31, 2024, by BlackRock, Inc. The filing indicated that as of December 31, 2023, BlackRock, Inc. had sole voting power for 97,247,654 shares, shared voting power for zero shares and sole dispositive power for 105,648,002 shares.
(5)Based on information contained in a Schedule 13G filed with the SEC on January 30, 2024, by State Street Corporation. The filing indicated that as of December 31, 2023, State Street Corporation had sole voting power for zero shares, shared voting power for 70,021,656 shares, sole dispositive power for zero shares and shared dispositive power for 99,397,993 shares.

Directors and Named Executive Officers
Name of Beneficial Owner	Current shares beneficially owned(1)(2)	Rights to acquire beneficial ownership of shares(3)	Total number of shares beneficially owned	Percent of shares beneficially owned
Thibaut Mongon	112,205	1,087,291	1,199,496	*
Carlton Lawson	18,280	102,801	121,081	*
Paul Ruh	26,799	117,427	144,226	*
Meredith (Meri) Stevens	32,078	130,168	162,246	*
Ellie Bing Xie	20,874	353,323	374,197	*
Larry J. Merlo	12,212	—	12,212	*
Richard E. Allison, Jr.	34,754	—	34,754	*
Peter M. Fasolo	9,713	—	9,713	*
Tamara S. Franklin	7,850	—	7,850	*
Seemantini Godbole	7,850	—	7,850	*
Melanie L. Healey	8,001	—	8,001	*
Betsy D. Holden	7,850	—	7,850	*
Vasant Prabhu	7,850	—	7,850	*
Michael E. Sneed	18,637	—	18,637	*
Joseph J. Wolk	8,388	—	8,388	*
All Directors and Executive Officers as a Group (21 persons)			3,171,994	*
__________________
*Denotes less than 1%
(1)The shares described as owned are shares of our common stock directly or indirectly owned by each listed person and by members of his or her household, and are held individually, jointly or pursuant to a trust arrangement.
(2)Includes Deferred Share Units credited to non-employee directors under Kenvue’s Amended and Restated Deferred Fee Plan for Directors.
(3)Includes shares underlying options exercisable on May 6, 2024, options that become exercisable within 60 days thereafter and Restricted Share Units that vest within 60 days thereafter.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the material terms of our amended and restated certificate of incorporation and our amended and restated bylaws, as well as relevant sections of the DGCL. The following description is not complete and is qualified by reference to the full text of our amended and restated certificate of incorporation and our amended and restated bylaws, which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the DGCL.
General
Our authorized capital stock consists of 12,500,000,000 shares of common stock, par value $0.01 per share, and 750,000,000 shares of preferred stock, par value $0.01 per share. As of May 6, 2024, there are 1,914,814,663 shares of our common stock outstanding and no shares of preferred stock outstanding.
Common Stock
Holders of shares of our common stock are entitled to the rights set forth below.
Voting Rights
Each holder of shares of our common stock is entitled to one vote per share of our common stock on all matters which may be submitted to the holders of shares of our common stock. At any meeting of our shareholders, the holders of a majority in voting power of the outstanding shares entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.
At any meeting of our shareholders, all questions, except as otherwise expressly provided by statute, our amended and restated certificate of incorporation or our amended and restated bylaws, will be determined by vote of the majority of voting power of the outstanding shares present in person or represented by proxy at such meeting and entitled to vote. Except as otherwise required by law, a nominee for election as a director will be elected to the Board at a meeting at which a quorum is present by a majority of the votes cast with respect to that director’s election; provided, however, that, if the number of director nominees exceeds the number of directors to be elected, then directors will be elected by a plurality of the votes cast at such meeting.
Our amended and restated certificate of incorporation provides that any director may be removed from office at any time, with or without cause, by vote of the majority of voting power of the outstanding shares entitled to vote thereon.
Dividend Rights
Subject to any preferential rights of any outstanding shares of our preferred stock, each holder of shares of our common stock is entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of any assets lawfully available for the payment of dividends.
Liquidation, Dissolution and Winding-Up Rights
In the event of a liquidation, dissolution or winding-up of the Company, each holder of shares of our common stock is entitled to ratable distribution of our net assets that remain after the payment in full of all liabilities and the liquidation preferences of any outstanding shares of our preferred stock.
Other Rights
Holders of shares of our common stock have no preemptive or conversion rights to purchase, subscribe for or otherwise acquire any shares of our common stock or preferred stock or other securities. There are no redemption or sinking fund provisions applicable to the shares of our common stock.

Preferred Stock
The Board is authorized, without further vote or action by our shareholders, to provide for the issuance from time to time of shares of our preferred stock in series and, as to each series, to fix the designation; the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of our capital stock; the voting rights, if any; the liquidation preferences, if any; the conversion privileges, if any; and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of our preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of shares of our common stock or for other corporate purposes.
Anti-Takeover Effects of Various Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe the benefits of increased protection of the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals, including because negotiation of these proposals could result in an improvement of the terms of the proposals.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (1) owned by persons who are directors and also officers and (2) held in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock.
The existence of Section 203 of the DGCL is expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging takeover attempts that might result in a premium over the then-prevailing market price for the shares of our common stock.
A Delaware corporation may “opt out” of Section 203 of the DGCL by including a provision expressly electing not to be governed by Section 203 of the DGCL in its original certificate of incorporation or in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting stock. We have not elected to “opt out” of Section 203 of the DGCL.
Size of Board and Vacancies
Our amended and restated certificate of incorporation provides that the Board must consist of not fewer than 5 directors nor more than 18 directors, the actual number to be determined by the Board from time to time. Our Board currently consists of 11 directors.
Our amended and restated certificate of incorporation provides that any vacancies and newly created directorship on the Board will be filled by appointment made by a majority of the directors then serving on our Board.
Special Shareholder Meetings
Our amended and restated certificate of incorporation provides that a special meeting of our shareholders may be called at any time by (1) the Chair of the Board, (2) a majority of the Board or (3) our Chief Executive Officer. Our amended and restated certificate of incorporation provides that our shareholders do not have the ability to call a special meeting.
Shareholder Action by Written Consent
Our amended and restated certificate of incorporation provides that holders of shares of our common stock are unable to act by written consent without a duly called annual or special meeting of our shareholders.
Requirements for Advance Notification of Shareholder Proposals
Our amended and restated bylaws establish advance notice procedures for business (including any nominations for director) to be properly brought by a shareholder before an annual or special meeting of our shareholders. Our amended and restated bylaws also provide for certain requirements regarding the form and content of a shareholder’s notice for any such proposal.
No Cumulative Voting
The DGCL provides that shareholders of a company are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Undesignated Preferred Stock
The authority that the Board possesses to issue preferred stock, as described under “—Preferred Stock,” could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of shares of our common stock.
Amendments to Certificate of Incorporation
Our amended and restated certificate of incorporation provides that it may be amended or altered in any manner provided by the DGCL.
Amendments to Bylaws
Our amended and restated certificate of incorporation provides that our amended and restated bylaws may be amended, altered or repealed and new bylaws made by (1) the Board or (2) vote of the majority of voting power of the outstanding shares entitled to vote thereon at a meeting of our shareholders called for that purpose.

Conflicts of Interest; Corporate Opportunities
In order to address potential conflicts of interest between us and Johnson & Johnson, our amended and restated certificate of incorporation includes certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Johnson & Johnson and its directors, officers or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and shareholders in connection with our relationship with Johnson & Johnson. These provisions generally recognize that we and Johnson & Johnson may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and Johnson & Johnson will continue to have contractual and business relations with each other.
Until (1) Johnson & Johnson ceases to beneficially own any shares of our capital stock and (2) no person who is a Johnson & Johnson director, officer or employee is also serving as our director or officer, the Board is expected to renounce any interest or expectancy of ours in any corporate opportunities that are presented to our directors, officers or employees who are also directors, officers or employees of Johnson & Johnson, and such director, officer or employee will have no duty to communicate or present such corporate opportunity to us, in each case so long as such corporate opportunity was not expressly offered to such person solely in their capacity as our director or officer.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their shareholders for monetary damages for breaches of fiduciary duties as directors or officers. Our amended and restated certificate of incorporation includes such an exculpation provision. Our amended and restated certificate of incorporation and our amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we must indemnify and advance reasonable expenses to our directors and, subject to certain exceptions, officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation expressly authorizes us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors and officers for breaches of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. However, these provisions do not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation do not alter the liability of directors and officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exclusive Forum
Our amended and restated certificate of incorporation provides, in all cases to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or shareholders to us or our shareholders;

•any action asserting a claim arising pursuant to any provision of our amended and restated certificate of incorporation or our amended and restated bylaws;
•any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located within the State of Delaware; or
•any action asserting a claim governed by the internal affairs doctrine.
However, if the Court of Chancery located within the State of Delaware does not have jurisdiction over any such action, the action may be brought instead in the United States District Court for the District of Delaware.
In addition, our amended and restated certificate of incorporation provides that the foregoing provision will not apply to claims arising under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act.
These exclusive forum provisions may impose additional costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of Delaware, or limit a shareholder’s ability to bring a claim in a judicial forum that such shareholder finds favorable for disputes with us or our directors, officers, employees or shareholders, which in each case may discourage such lawsuits with respect to such claims. Our shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and our authorized but unissued shares of preferred stock will be available for future issuance without further vote or action by our shareholders. We may use additional shares for a variety of purposes, including to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could also discourage attempts by third parties to obtain control of us through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly.
Listing
Our shares of common stock are listed on the NYSE under the symbol “KVUE”.
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE
We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of shares of our common stock prevailing from time to time. The sale or other availability of substantial amounts of shares of our common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our common stock and our ability to raise additional capital through a future sale of securities.
Sale of Restricted Shares
Subject to any contractual restrictions, including under the lock-up agreements described below under “—Lock-Up Agreements,” all of the shares of our common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by or owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”), may generally only be sold publicly in compliance with the limitations of Rule 144 described below under “—Rule 144.” As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.
Rule 144
In general, under Rule 144, a person who is not one of our affiliates and has not been one of our affiliates at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of shares of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year. Our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:
•1% of the number of shares of our common stock then outstanding; and
•the average weekly trading volume of shares of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Lock-Up Agreements
In connection with this offering, we, our executive officers and directors have agreed with the underwriters that, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, we, our executive officers and directors will not, subject to certain exceptions, during the period beginning on the date of this prospectus and continuing through the date that is 60 days after the date of this prospectus, offer, sell, contract to sell, pledge or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to these lock-up agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of shares of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. We cannot assure you that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of shares of our common stock.
This discussion is limited to Non-U.S. Holders that hold shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons subject to the alternative minimum tax;
•persons holding shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies and other financial institutions;
•brokers, dealers or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell shares of our common stock under the constructive sale provisions of the Code;
•persons who hold or receive shares of our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of our common stock being taken into account on an applicable financial statement; and
•tax-qualified retirement plans.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section of this prospectus entitled “Dividend Policy,” we intend to pay quarterly cash dividends to holders of shares of our common stock. If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of shares of our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce a Non-U.S. Holder’s basis in shares of our common stock, but not below zero, and then will be treated as gain from the sale of shares of our common stock, as described below under “—Gain on Sale or Other Disposition of Shares of Our Common Stock.”
Dividends paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding (subject to the discussion below), a Non-U.S. Holder will be required to provide a properly executed applicable IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying the Non-U.S. Holder’s entitlement to benefits under a treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends on a net income basis at regular rates applicable to a U.S. person. In this case, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of shares of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) for corporations.
Gain on Sale or Other Disposition of Shares of Our Common Stock
Subject to the discussions below under “—Informational Reporting and Backup Withholding” and “—Additional Withholding Tax on Payments Made to Foreign Accounts,” a Non-U.S. Holder will not be subject to

U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of shares of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Informational Reporting and Backup Withholding
Payments of dividends on shares of our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on shares of our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of shares of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, shares of our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on shares of our common stock. Although withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in shares of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)
We, Johnson & Johnson, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered by the selling shareholders. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
Total
The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling shareholders. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to certain conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken.
The selling shareholders are expected to acquire the total number of shares being sold in this offering from Johnson & Johnson pursuant to the debt-for-equity exchange. The pricing with respect to the debt-for-equity exchange would (1) be negotiated at arm’s length, (2) involve a fixed dollar amount and (3) not contain any variable component. See “—The Debt-for-Equity Exchange.”
The following table shows the per share and total public offering price and underwriting discounts and commissions to be paid to the underwriters:

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
The underwriters have agreed to purchase the shares of our common stock from the selling shareholders at a price of $                 per share, which will result in $               of proceeds to the selling shareholders before expenses.
We are not selling any shares in this offering and will not receive any of the proceeds from the shares sold by the selling shareholders.
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $               per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We have agreed to reimburse the underwriters in connection with certain fees and expenses incurred in connection with the review and qualification of the offering of the shares of our common stock by FINRA in an amount not to exceed $50,000.00. We estimate that our total expenses for this offering will be approximately $2.0 million. Johnson & Johnson has agreed to reimburse us for approximately half of our total expenses for this offering.
See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
Our shares of common stock are listed on the NYSE under the symbol “KVUE”.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing transactions.
Stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
We have agreed that, for a period of 60 days after the date of this prospectus (the “restricted period”) we will not (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Act relating to, any of our securities that are substantially similar to the shares, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of                .
The restrictions described in the paragraph above relating to us do not apply to:
(1)the issuance by us of shares of our common stock or any other security pursuant to the exercise of an option or warrant or the conversion or exchange of a security in each case outstanding on the date of this prospectus and described herein;
(2)issuances by us of grants of options, restricted shares, restricted share units or other equity-based awards (including any securities convertible into shares of common stock) to officers, directors, employees and consultants of ours in accordance with the terms of an equity incentive plan described herein, or the issuance by us of shares of our common stock upon the exercise thereof;
(3)the filing by us of a registration statement with the SEC on Form S-8; or
(4)the issuance of shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock, or the entry into an agreement to issue shares of common stock, in each case in connection with any bona fide merger, joint venture, strategic alliance, commercial or other collaborative transaction, or the acquisition or license by us of the business, property, technology or other assets of another individual or entity that is an unaffiliated third party of ours, or the assumption of an employee benefit plan in connection with such a merger or acquisition; provided that the aggregate number of shares of common stock or securities convertible into or exercisable for such shares that we may sell or issue or agree to sell or issue shall not exceed 10% of the total number of shares of our common stock issued and outstanding immediately following the completion of this offering.
Our directors and executive officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, for the duration of the restricted period, may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC: (1) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock (the “lock-up securities”) (2) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition, or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, or (3) otherwise publicly announce any intention to do any of the foregoing that is inconsistent with Johnson & Johnson’s or our prior public disclosure with regards thereto.
The restrictions described in the paragraph above relating to our directors and executive officers do not apply to:
(1)transfers as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes; provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the lock-up agreement; and provided, further, that no Exchange Act filing reporting such transfer, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period (other than any Form 4 filing or filing of any other required form, which shall clearly indicate in the footnotes thereto the nature and conditions of such transfer);
(2)transfers upon death by will, testamentary document or intestate succession; provided that the transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement; and provided, further, that any Exchange Act filing reporting a reduction in beneficial ownership of shares of common stock shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;
(3)transfers to any member of the immediate family of the lock-up party or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party or, if the lock-up party is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust; provided that such transfer shall not involve a disposition for value; provided, further, that the transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement; and provided, further, that no Exchange Act filing reporting such transfer, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period (other than any Form 4 filing or filing of any other required form, which shall clearly indicate in the footnotes thereto the nature and conditions of such transfer);
(4)transfers to a partnership, limited liability company or other entity of which the lock-up party or the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests; provided that the transferee or distributee agrees to be bound in writing by the restrictions set forth in the lock-up agreement; provided, further, that such transfer or distribution shall not involve a disposition for value; and provided, further, that no Exchange Act filing reporting such transfer, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period (other than any Form 4 filing or filing of any other required form, which shall clearly indicate in the footnotes thereto the nature and conditions of such transfer);
(5)transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (4) above; provided that such transfer or distribution shall not involve a disposition for value; provided, further, that the nominee agrees to be bound in writing by the restrictions set forth in the lock-up agreement; and provided, further, that no Exchange Act filing reporting such transfer, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period (other than any Form 4 filing or filing of any other required form, which shall clearly indicate in the footnotes thereto the nature and conditions of such transfer);
(6)transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; provided that the transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement; and provided, further, that any Exchange Act filing reporting a reduction in beneficial ownership of shares of common stock shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;
(7)transfers to us from an employee upon death, disability or termination of employment; provided that any Exchange Act filing reporting a reduction in beneficial ownership of shares of common stock shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;
(8)transfers in connection with a sale of the lock-up party’s shares of common stock acquired in open market transactions after the closing date of this offering; provided that no Exchange Act filing reporting such transfer, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock, shall be required or voluntarily made during the restricted period;
(9)transfers to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants, exchange, conversion or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants, exchange, conversion or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in this prospectus; provided that any securities received upon such vesting, settlement, exercise or conversion shall be subject to the terms of the lock-up agreement; and provided, further, that any Exchange Act filing reporting a reduction in beneficial ownership of shares of common stock shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;
(10)entering into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of common stock, if then permitted by us; provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the restricted period; and provided, further, that to the extent a public announcement, report or filing under the Exchange Act, if any, is required or voluntarily made by or on behalf of the undersigned or us regarding the establishment of a Rule 10b5-1 Plan, such announcement, report or filing shall include a statement to the effect that no transfer of shares of common stock may be made under such plan during the restricted period;
(11)transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all holders of our capital stock involving a change of control of us (defined as the transfer to a person or group of affiliated persons of a majority of our outstanding voting securities); provided that in the event that such change of control is not completed, the lock-up securities shall remain subject to the provisions of the lock-up agreement; or
(12)the making of any demands or requests for, the exercise of any right with respect to, or the taking of any action in preparation of, the registration by us under the Securities Act of any lock-up securities or other securities; provided that none of our securities may be sold, distributed or exchanged prior to the expiration of the restricted period.
Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to these lock-up agreements.
We, Johnson & Johnson and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, either of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email.
Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The Debt-for-Equity Exchange
In connection with this offering, Johnson & Johnson is expected to exchange 182,329,550 shares of our common stock for certain indebtedness of Johnson & Johnson expected to be held by the debt-for-equity exchange parties. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC would then offer those shares of our common stock to the underwriters in this offering for cash. If consummated, the debt-for-equity exchange would occur on the settlement date of this offering, immediately prior to the settlement of the selling shareholders’ sale of the shares to the underwriters. The consummation of the debt-for-equity exchange is a condition to the settlement of the selling shareholders’ sale of the shares to the underwriters. As a result, the consummation of the debt-for-equity exchange is also a condition to the settlement of the underwriters’ sale of the shares to prospective investors.
Johnson & Johnson and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as the debt-for-equity exchange parties, expect to enter into an exchange agreement prior to the settlement of this offering. Under the exchange agreement, subject to certain conditions, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as the debt-for-equity exchange parties and as principals for their own accounts, expect to exchange indebtedness of Johnson & Johnson expected to be held by them for shares of our common stock to be sold in this offering held by Johnson & Johnson. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as the selling shareholders, would acquire and then sell those shares of common stock as principals for their own accounts, rather than on Johnson & Johnson’s behalf, to the underwriters for cash. The pricing with respect to the debt-for-equity exchange would (1) be negotiated at arm’s length, (2) involve a fixed dollar amount and (3) not contain any variable component.
The indebtedness of Johnson & Johnson expected to be exchanged by the debt-for-equity exchange parties is expected to consist of commercial paper of Johnson & Johnson in an aggregate principal amount sufficient to acquire all of the shares of our common stock to be sold by the selling shareholders in this offering. Upon (and assuming) completion of the debt-for-equity exchange, the Johnson & Johnson indebtedness exchanged in such debt-for-equity exchange would be satisfied and discharged by Johnson & Johnson. We do not guarantee or have any other obligations in respect of the Johnson & Johnson indebtedness.
Under U.S. federal securities laws, the selling shareholders will be deemed to be underwriters with respect to any shares of common stock that they acquire in the debt-for-equity exchange, if consummated, and sell in this offering; however, references to the underwriters in this prospectus refer only to the underwriters listed in the first paragraph of this “Underwriting (Conflicts of Interest)” section and acting in their capacity as underwriters. Johnson & Johnson may also be deemed a selling shareholder solely for U.S. federal securities law purposes with respect to any shares of common stock that the selling shareholders acquire from Johnson & Johnson in the debt-for-equity exchange, if consummated, and sell in this offering.
Conflicts of Interest and Relationships
Because 5% or more of the net proceeds of this offering will be received by Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC in connection with the satisfaction and discharge of the Johnson & Johnson indebtedness exchanged in the debt-for-equity exchange, and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are each an underwriter in this offering, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC would be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. In accordance with FINRA Rule 5121, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the transaction from the account holder.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, lending, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us, Johnson & Johnson and to persons and entities with relationships with us or Johnson & Johnson, for which they received or will receive customary fees and expenses. Additionally, certain of the underwriters and/or their respective affiliates are lenders under the Revolving Credit Facility and/or are dealers under the Commercial Paper Program.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours or Johnson & Johnson (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us or Johnson & Johnson. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
•to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or
•in any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom
In relation to the United Kingdom, no shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (1) has been approved by the Financial Conduct Authority or (2) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
•to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or
•in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”);
provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
The selling shareholders have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the selling shareholders or the underwriters.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (1) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (2) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this registration statement is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (1) a limited number of persons in accordance with the Israeli Securities Law and (2) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Australia
This document:
•does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and
•may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).
The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those shares for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Canada
The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our common stock to which this prospectus relates may be illiquid or subject to restrictions on its resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, then you should consult an authorized financial advisor.
United Arab Emirates
The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Hong Kong
The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock. Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure

regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 (“Regulation 37A”).
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 37A.
Solely for the purposes of our obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 (“CMP Regulations”)) that the shares of common stock are “prescribed capital markets products” (as defined in the CMP Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares of common stock. The shares of common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the shares of common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to this offering, us, Johnson & Johnson, the selling shareholders or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

LEGAL MATTERS
The validity of the shares of our common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. References in this prospectus to any of our contracts or other documents are not necessarily complete, and each such reference is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. For additional information about us and the shares of our common stock offered hereby, you should refer to the registration statement and the exhibits thereto, which are available on the internet website maintained by the SEC at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information on the SEC’s website, which contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov. You may also consult our website for more information about us. Our website is www.kenvue.com. Information included on this website is not incorporated by reference into this prospectus.
The information contained on, or that can be accessed through, the websites referenced in this prospectus is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making an investment decision to purchase shares of our common stock. We have included the website addresses referenced in this prospectus only as inactive textual references and do not intend them to be active links to such website addresses.
INCORPORATION BY REFERENCE
We “incorporate by reference” into this prospectus certain information we have filed with the SEC. This means that we disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. We incorporate by reference the documents listed below (other than any portions of such documents that are deemed to have been “furnished” and not “filed” under the applicable SEC rules, including information furnished under Items 2.02 or 7.01 (including any related exhibit under Item 9.01) of any Form 8-K):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 1, 2024;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 9, 2024;

•the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2024, that are incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
•our Current Report on Form 8-K (solely with respect to Item 2.05) filed with the SEC on May 7, 2024.
Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.
The reports and documents incorporated by reference into this prospectus are available to the public free of charge on the investor relations portion of our website located at https://investors.kenvue.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making an investment decision to purchase shares of our common stock. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.
We also hereby undertake to provide, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the reports or documents that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
Attention: Investor Relations

182,329,550 Shares
Kenvue Inc.
Common Stock

PRELIMINARY PROSPECTUS

Goldman Sachs & Co. LLC	J.P. Morgan	BofA Securities
         , 2024

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. Johnson & Johnson has agreed to reimburse us for approximately half of the total expenses payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Payable by the registrant
SEC registration fee	$515,630.88
FINRA filing fee	225,500.00
Printing and engraving expenses	135,000.00
Legal fees and expenses	900,000.00
Accounting fees and expenses	250,000.00
Transfer agent and registrar fees and expenses	7,150.00
Miscellaneous fees and expenses	—
Total	$2,033,280.88
Item 14. Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. Our amended and restated certificate of incorporation provides for such limitation of liability.
We maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to payments which may be made by us to our directors and officers pursuant to the above indemnification provision or otherwise as a matter of law. Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to us and that we must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The underwriting agreement, the form of which will be filed as an exhibit to this registration statement, will provide for indemnification of our directors and officers by the underwriters against certain liabilities. These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 15. Recent Sales of Unregistered Securities.
In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:
•On February 23, 2022, the date of our incorporation, we issued 10 shares of our common stock to Johnson & Johnson pursuant to the exemption from registration in Section 4(a)(2) of the Securities Act because the offer and issuance of the shares did not involve a public offering.
•On March 22, 2023, we issued $7,750,000,000 in aggregate principal amount of senior unsecured notes, comprised of $750,000,000 aggregate principal amount of our 5.500% Senior Notes due 2025, $750,000,000 aggregate principal amount of our 5.350% Senior Notes due 2026, $1,000,000,000 aggregate principal amount of our 5.050% Senior Notes due 2028, $1,000,000,000 aggregate principal amount of our 5.000% Senior Notes due 2030, $1,250,000,000 aggregate principal amount of our 4.900% Senior Notes due 2033, $750,000,000 aggregate principal amount of our 5.100% Senior Notes due 2043, $1,500,000,000 aggregate principal amount of our 5.050% Senior Notes due 2053 and $750,000,000 aggregate principal amount of our 5.200% Senior Notes due 2063 (collectively, the “notes”) to J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., BofA Securities, Inc., Deutsche Bank Securities Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc., NatWest Markets Securities Inc., RBC Capital Markets, LLC, Standard Chartered Bank, BBVA Securities Inc., ING Financial Markets LLC, Intesa Sanpaolo S.p.A., Santander US Capital Markets LLC, UBS Securities LLC, UniCredit Capital Markets LLC, Academy Securities, Inc., Independence Point Securities LLC, Samuel A. Ramirez & Company, Inc., R. Seelaus & Co., LLC and Siebert Williams Shank & Co., LLC, as initial purchasers (the “Initial Purchasers”), in reliance on Section 4(a)(2) of the Securities Act. The notes were resold by the Initial Purchasers in the United States only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. The net proceeds to us from this offering was approximately $7.7 billion after deductions of discounts and issuance costs of $77 million.
•On May 3, 2023, in connection with the Kenvue IPO and prior to the effectiveness of Kenvue’s registration statement on Form 8-A, filed on May 3, 2023, we issued 1,716,159,990 shares of our common stock to Johnson & Johnson pursuant to the exemption from registration in Section 4(a)(2) of the Securities Act because the offer and issuance of the shares did not involve a public offering.
Item 16. Exhibits and Financial Statement Schedules.
(a)    Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated by reference herein.
(b)    Financial Statement Schedules: Schedules are omitted because they are not required or because the information is provided elsewhere in the financial statements included in this registration statement.
Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit	Exhibit Description
1.1	Form of Underwriting Agreement
3.1
Amended and Restated Certificate of Incorporation of Kenvue Inc., effective as of May 3, 2023, filed as Exhibit 3.1 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

3.2
Amended and Restated Bylaws of Kenvue Inc., effective as of May 3, 2023, filed as Exhibit 3.2 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

4.1
Indenture, dated as of March 22, 2023, by and between Kenvue Inc., as issuer, and Deutsche Bank Trust Company Americas, as trustee, filed as Exhibit 4.1 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference

4.2
Supplemental Indenture, dated as of March 22, 2023, by and between Kenvue Inc., as issuer, and Deutsche Bank Trust Company Americas, as trustee, filed as Exhibit 4.2 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference

4.3
Registration Rights Agreement, dated as of March 22, 2023, by and among Kenvue Inc., as issuer, and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers, filed as Exhibit 4.3 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference

5.1	Opinion of Cravath, Swaine & Moore LLP
10.1
Kenvue Inc. Executive Severance Pay Plan, dated as of August 23, 2023 filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the period ended October 1, 2023, filed by Kenvue Inc. with the SEC on November 3, 2023 and incorporated herein by reference †

10.2
Kenvue Inc. Amended & Restated Deferred Fee Plan for Directors, dated as of September 19, 2023 filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the period ended October 1, 2023, filed by Kenvue Inc. with the SEC on November 3, 2023 and incorporated by reference †

10.3
Form of Founder Global Performance Share Unit Award Agreement filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended October 1, 2023, filed by Kenvue Inc. with the SEC on November 3, 2023 and incorporated by reference †

10.4
Form of Founder Global Nonqualified Stock Option Award Agreement filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended October 1, 2023, filed by Kenvue Inc. with the SEC on November 3, 2023 and incorporated by reference †

10.5
Separation Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.6
Tax Matters Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.2 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.7
Employee Matters Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.3 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.8
Intellectual Property Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.4 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.9
Trademark Phase-Out License Agreement, dated as of April 3, 2023, by and between Johnson & Johnson and Johnson & Johnson Consumer Inc., filed as Exhibit 10.5 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.10
Transition Services Agreement, (inclusive of cumulative amendments), by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 2023, filed by Kenvue Inc. with the SEC on March 1, 2024, and incorporated herein by reference

Exhibit	Exhibit Description
10.11
Transition Manufacturing Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.7 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.12
Registration Rights Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.8 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.13
Kenvue Inc. Long-Term Incentive Plan, filed as Exhibit 99.1 to Registration Statement on Form S-8 (Registration No. 333-271735) filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference †

10.14
Credit Agreement, dated as of March 6, 2023, by and among Kenvue Inc., Johnson & Johnson, Eligible Subsidiaries Party and Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Goldman Sachs Bank USA, as Syndication Agent, filed as Exhibit 10.15 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference

10.15
The Kenvue Excess Savings Plan, effective January 1, 2023, filed as Exhibit 10.10 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference †

10.16
Form of Additional Incentive Agreement, filed as Exhibit 10.12 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference †

10.17
Employment Agreement, dated as of June 22, 2022, by and between Cilag GmbH International and Carlton Lawson, filed as Exhibit 10.13 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference †

10.18
Consulting Agreement, dated as of October 1, 2022, by and between Johnson & Johnson and Larry Merlo, filed as Exhibit 10.8 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on January 4, 2023, and incorporated herein by reference

10.19
Form of Global Performance Share Unit Agreement, filed as Exhibit 10.19 to the Annual Report on Form 10-K for the year ended December 31, 2023, filed by Kenvue Inc. with the SEC on March 1, 2024, and incorporated herein by reference †

10.20
Form of Global Nonqualified Stock Option Award Agreement, filed as Exhibit 10.20 to the Annual Report on Form 10-K for the year ended December 31, 2023, filed by Kenvue Inc. with the SEC on March 1, 2024, and incorporated herein by reference †

10.21
Form of Global Restricted Share Unit Award Agreement, filed as Exhibit 10.21 to the Annual Report on Form 10-K for the year ended December 31, 2023, filed by Kenvue Inc. with the SEC on March 1, 2024, and incorporated herein by reference †

21.1	Subsidiaries of Kenvue Inc.
23.1	Consent of PricewaterhouseCoopers LLP Relating to the Audited Financial Statements of Kenvue Inc.
23.2	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page to this registration statement)
107	Filing Fee Table
__________________
†Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Skillman, State of New Jersey, on the 13th day of May, 2024.

Kenvue Inc.

By:	/s/ Thibaut Mongon
	Name:	Thibaut Mongon
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY
Each of the undersigned officers and directors of Kenvue Inc. hereby severally constitutes and appoints Paul Ruh and Matthew Orlando, and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thibaut Mongon	Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2024
Thibaut Mongon

/s/ Paul Ruh	Chief Financial Officer (Principal Financial Officer)	May 13, 2024
Paul Ruh

/s/ Heather Howlett	Chief Accounting Officer (Principal Accounting Officer)	May 13, 2024
Heather Howlett

/s/ Larry J. Merlo	Chair of the Board	May 13, 2024
Larry J. Merlo

/s/ Richard E. Allison, Jr.	Director	May 13, 2024
Richard E. Allison, Jr.

/s/ Peter M. Fasolo	Director	May 13, 2024
Peter M. Fasolo

/s/ Tamara S. Franklin	Director	May 13, 2024
Tamara S. Franklin

/s/ Seemantini Godbole	Director	May 13, 2024
Seemantini Godbole

/s/ Melanie L. Healey	Director	May 13, 2024
Melanie L. Healey

/s/ Betsy D. Holden	Director	May 13, 2024
Betsy D. Holden

/s/ Vasant Prabhu	Director	May 13, 2024
Vasant Prabhu

/s/ Michael E. Sneed	Director	May 13, 2024
Michael E. Sneed

/s/ Joseph J. Wolk	Director	May 13, 2024
Joseph J. Wolk